EXHIBIT 11.1

We consent to the use, in the Offering Statement on Form 1A of Med-X, Inc., a Nevada corporation, of our report dated April 22, 2019 on our audit of the consolidated balance sheets of Med-X, Inc. and its subsidiary as of December 31, 2018 and 2017 and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows for the periods ending December 31, 2017 and 2018, and the reference to us under the caption “Financial Statements.”

/S/ MJF & Associates, APC

Certified Public Accountants

May 23, 2019

Los Angeles, California